UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 18, 2003

CCI Group, Inc.

(Exact name of Registrant as specified in charter)

Utah                   333-40954                87-0648148

(State or other jurisdiction    (Commission              (I.R.S. Employer

of incorporation)           File Number)             Identification No.)

405 Park Avenue, 10th Floor, New York, New York              10022

(Address of principal executive offices)                 (Zip code)

Registrant's telephone number, including area code: 212-421-1400.

Caribbean Clubs International, Inc.

 (Former name or former address, if changed, since last report)

#

ITEM 2. Acquisition or Disposition of Assets.

On September 5, 2003, Beach Properties Barbuda Limited, a company organized under the laws of Antigua and a wholly owned subsidiary of the Registrant, entered into a sub-lease agreement with Impresa Guffanti Constructioni Edili SRL, an Italian company, for a resort known as the Palmetto Beach Hotel, located in Barbuda, West Indies. The sub-lessor is unaffiliated with the Registrant and its officers and directors. Any reference to the Registrant shall include its wholly owned subsidiary, Beach Properties Barbuda Limited.

The resort is located on 90 acres of land leased from the Government of Antigua and Barbuda for a term of 99 years which commenced in 1989. Under the governmental lease, the lessee is required to pay the government the sum of approximately $7,000 per annum. The rental amount is subject to review in 10 year intervals. Under the sublease agreement, the Registrant subleased from the sub-lessor the real property, buildings, and fixtures, and leased the remaining assets of the resort (collectively, the “Assets”). The Government of Antigua and Barbuda approved the sublease to the Registrant.

The sublease agreement commenced on September 18, 2003 when the Registrant made the initial payment of $500,000 under the agreement.  The sublease extends for a period of 9 years, and provides for quarterly payments of rent during the term. The rental amounts are as follows: $123,530.16 is due on January 1, 2004 with like payments due quarterly thereafter to October 1, 2005; $218,144.53 is due on January 1, 2006 with like payments due quarterly thereafter to October 1, 2010; and $94,614.37 is due on January 1, 2011 with like payments due quarterly thereafter to October 1, 2012. The Registrant expects to raise funds sufficient meet the rental payment to the sub-lessor. The Registrant has the right to prepay the rental amounts prior to their respective due dates, provided that, if the entire rental amount is prepaid prior to January 1, 2006, the Registrant will pay the sub-lessor an additional sum of $50,000. Any amounts prepaid shall be discounted at the rate of 7%. Within 30 days of paying the full rental amounts, the Registrant has an option under the sublease agreement to acquire the Assets (subject to the underlying governmental lease) upon payment of the sum of $1.00 to the sub-lessor. An assignment of the governmental lease and bill of sale to the remaining Assets have been executed by the sub-lessor and is held in escrow pending payment of the full rental amount. Upon such payment and exercise of the option by the Registrant, title to the Assets will be transferred to the Registrant, subject to the terms of the governmental lease. The Government of Antigua and Barbuda approved the assignment of the governmental lease to the Registrant.

As stated above, the resort property consists of 90 acres of land, of which the hotel premises occupies approximately 10 acres. Construction of the resort began in 1991 and was completed in 1993, and features 23 oceanfront suites with attached, covered verandas for each suite, and one villa.  The resort maintains a gourmet restaurant, and poolside bar, both offering views of the Caribbean.  The resort has operated 7 months per year, generally closing for the months of July through October.  The guest year is effectively broken into two seasons with the high tourist season taking place December through May.  The room rates range from $360 to $660 per day. During the past four years, the sub-lessor has subleased the resort property to a management company under an agreement pursuant to which the management company operated the resort and paid the sub-lessor a fixed annual fee. The sub-lessor has terminated its agreement with the management company. The Registrant expects to manage the resort and intends to open the resort for business in November 2003.

#

ITEM 7. Financial Statements and Exhibits.

(a) Financial statements of the businesses acquired.

No financial statements are filed herewith. The Registrant will file financial statements by amendment hereto not later than 60 days from the date that this Form 8-K is required to filed.

(c). Exhibits.

Exhibit 10.5 Sublease Agreement dated September 5, 2003 by and between Barbuda Beach Properties Limited and Impresa Guffanti Constructioni Edili Srl.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                   CCI Group, Inc.

Date: October 2, 2003

                                                    /s/ Fred W. Jackson, Jr.

                                                    Fred W. Jackson, Jr.

                                                    President

#